                                   EXHIBIT 2.2

                                ESCROW AGREEMENT

        This Escrow Agreement (the "Agreement") is entered into as of April 30, 1999, by and among Geron Corporation, a Delaware corporation (the
"Purchaser"), a committee (the "Committee") acting for and on behalf of the Warrantors initially comprising Ian Kent and Grahame Bulfield (collectively, the "Warrantors' Representative") and U.S. Bank Trust National Association (the "Escrow Agent").

                                    RECITALS

        Purchaser and the Vendors of all of the issued shares of Roslin Bio-Med Limited, a company registered in Scotland (the "Company"), have entered into a Sale and Purchase Agreement of today's date (the "Purchase Agreement"), pursuant to which Purchaser will acquire all of the issued shares of the Company from the Vendors (the "Purchase"). The Purchase Agreement provides that the Escrow Fund (as defined below) will secure the obligations of the Warrantors in relation to the Warranties to Purchaser under the Purchase Agreement, on the terms and conditions set forth herein and in the Purchase Agreement. Pursuant to the Purchase Agreement, the Warrantors will receive in aggregate 860,000 shares of common stock of Purchaser ("Purchaser Stock") and all of the Warrantors' Purchaser Stock shall be deposited in the Escrow Fund (as defined below) in accordance with the terms of this Agreement and in the Purchase Agreement. The parties desire to establish the terms and conditions pursuant to which the Escrow Fund will be established and maintained.

                                    AGREEMENT

        The parties agree as follows:

        1. DEFINED TERMS.

                (a) Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Purchase Agreement.

                (b)     "First Escrow Termination Date" means 3 November 1999.

                (c)     "Second Termination Date" means 3 May 2000.

        2. CONSENT OF VENDORS. The Vendors have consented to: (a) the establishment of the Escrow Fund (as defined below) to secure in full the obligations of the Warrantors under the Purchase Agreement (subject to the terms of the Purchase Agreement), (b) the appointment of the Warrantors' Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Warrantor solely with respect to the subject matter of this Agreement and clause 14 of the Purchase Agreement, and the taking by the Warrantors' Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and clause 14 of the Purchase Agreement and (c) all of the other terms, conditions and limitations set forth in this Agreement.

        3. ESCROW AND INDEMNIFICATION.

                (a) ESCROW FUND. On or as soon as practicable after the Completion Date the Purchaser shall deposit with the Escrow Agent 860,000 shares of Purchaser Stock (the "Escrow Shares") registered in the names of the Warrantors which shall represent the aggregate of all of the shares of the Purchaser's Stock due to each of the Warrantors pursuant to clause 3 of the Purchase Agreement or pursuant to the Option Exchange Agreements. The Escrow Shares were issued to the Warrantors in the numbers set opposite the respective names of the Warrantors in column 4.2 Part 1 of schedule 1 to the Purchase Agreement. The Escrow Shares shall be divided into two separate and distinct portions and held in two escrow accounts, one escrow account containing 545,000 Escrow Shares (the "First Escrow Shares"), the second escrow account containing the remaining balance of the Escrow Shares, namely 315,000 Escrow Shares (the "Second Escrow Shares"). The First Escrow Shares together with any New Shares or any cash dividends or property allotted or deposited therein prior to the First Escrow Termination Date shall be called the First Escrow Fund. The Second Escrow Shares together with any New Shares or any cash dividends property allotted or deposited therein prior to the Second Escrow Termination Date shall be called the Second Escrow Fund. The First Escrow Fund and the Second Escrow Fund shall together be called the Escrow Fund. Schedule 1 of the Purchase Agreement sets forth the name of each Warrantor and the number of Escrow Shares contributed to the First Escrow Fund and the Second Escrow Fund respectively on behalf of each such Warrantor pursuant to clause 3.3 of the Purchase Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in escrow subject to the terms and conditions of this Agreement and the Purchase Agreement.

        3. DAMAGES. The Escrow Fund shall be available to compensate the Purchaser for Damages that the Purchaser incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with any of the representations, the Warranties, covenants or agreements of the Warrantors contained in the Purchase Agreement, which becomes known to the Purchaser during the First Escrow Period or Second Escrow Period as the case may be. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Purchaser. The Purchaser and the Escrow Agent undertakes to operate the Escrow Fund so that retentions against and deliveries of the First Escrow Shares and the Second Escrow Shares (as the case may be) (to the extent then available) shall be made to the Warrantors in proportion to their original contributions to the First Escrow Fund and the Second Escrow Fund subject to any adjustment necessary to take account of any Escrow Shares, New Shares, cash dividends or other property previously released with the consent of the Purchaser or as permitted in terms of the Registration Rights Agreement.



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

        4. ADMINISTRATION OF ESCROW FUND. The Escrow Agent shall administer the Escrow Fund as follows:

                (a) The Escrow Agent shall hold and safeguard the First Escrow Shares in the First Escrow Fund up to the First Escrow Termination Date and the Second Escrow Shares in the Second Escrow Fund until the Second Escrow Termination Date. The Escrow Agent shall treat each of the First Escrow Fund and the Second Escrow Fund as separate trust funds in accordance with the terms of this Agreement and the Purchase Agreement and not as the property of Purchaser and shall hold and dispose of the First Escrow Fund and the Second Escrow Fund only in accordance with the terms hereof.

                (b) Upon receipt by the Escrow Agent at any time on or before the last day of the First Escrow Period and the Second Escrow Period (as the case may be) of a certificate signed by the Chief Financial Officer of Purchaser (an "Officer's Certificate"):

                        (i) stating that Purchaser has paid or reasonably anticipates that it will have to pay or incur Damages, and

                        (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or incurred, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 4(c) below and the other provisions of this Agreement and the Purchase Agreement, deliver to Purchaser out of the First Escrow Fund or the Second Escrow Fund (as appropriate) (to the extent then available), as promptly as practicable, First Escrow Shares or the Second Escrow Shares or other assets held in the Escrow Fund (as the case may be) (to the extent then available) in an amount equal to such Damages. The number of Escrow Shares or New Shares of each Warrantor to be so delivered to Purchaser shall be determined pro rata according to the percentages that their respective values bear to the total value of the Escrow Shares in the relevant Escrow Fund.

                        (iii) For the purposes of determining the number of shares to be delivered to Purchaser out of either the First Escrow Fund or Second Escrow Fund pursuant to Section 4(b), the shares of Purchaser Stock shall be valued at the average of the closing prices of Purchaser's Common Stock on the Nasdaq National Market over the thirty-day period ending three (3) days prior to the delivery date.

                        The Escrow Agent shall effect such payment of the First Escrow Shares or the Second Escrow Shares (as the case may be) to Purchaser by surrendering such First Escrow Shares or Second Escrow Shares (as the case may be) to Purchaser's transfer agent (US Stock Transfer Corporation) for cancellation upon receipt by the Escrow Agent of a copy of a letter from Purchaser to its transfer agent irrevocably instructing such transfer agent to issue new certificates to the Escrow Agent for the remaining Escrow Shares, after giving effect to such payment.

                (c) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to Escrow Agent, a duplicate copy of such certificate shall be delivered to the Warrantors'

Representative. Save as provided below, the Escrow Agent shall make no delivery to Purchaser from the Escrow Fund pursuant to Section 4(b) hereof until the earlier of (i) the Escrow Agent shall have received written authorization from the Warrantors' Representative to make such delivery or (ii) 30 days provided that no such payment or delivery may be made if the Warrantors' Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and Purchaser prior to the expiration of such 30 day period (such written statement shall identify the Officer's Certificate to which the objection relates but need not specify the basis for the objection or any other details of the disputed matters).

                (d) RESOLUTION OF CONFLICTS; ARBITRATION.

                Without prejudice to clause 5 of the Purchase Agreement:-

                        (i) in case the Warrantors' Representative shall so object in writing to any claim or claims made in any Officer's Certificate, the Warrantors' Representative and Purchaser shall attempt in good faith to agree upon the rights of the Purchaser and the Warrantors with respect to each of such claims within 30 days after the Escrow Agent's receipt of the Warrantors' Representative's written objection to the claim pursuant to Section 4(c) (the "Negotiation Period"). If the Warrantors' Representative and Purchaser should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the relevant Escrow Shares and/or other property from either the First Escrow Fund or Second Escrow Fund as the case may be (to the extent then available) in accordance with the terms thereof; and

                        (ii) if no such agreement has been reached by the end of the Negotiation Period, either Purchaser or the Warrantors' Representative may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by settlement or a non-appealable decision of a court of competent jurisdiction or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator, selected by mutual agreement of the parties or otherwise in accordance with the then prevailing rules of the American Arbitration Association as adopted by the State of New York. The arbitration shall be conducted in New York, New York. The written decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 4(c) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of either the First Escrow Fund or Second Escrow Fund as the case may be (to the extent then available) in accordance therewith. The arbitrator shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys' fees). The award of the arbitrator shall be the sole and exclusive monetary remedy of the parties and the parties shall be entitled to attempt to enforce such award in any court of competent jurisdiction. Notwithstanding the foregoing, any party shall be entitled to seek injunctive relief or other equitable remedies to enforce the provisions of this Agreement in any court of competent jurisdiction.

        5. RELEASE OF ESCROW FUND. Subject to the following requirements, the Escrow Fund shall remain in existence from the Completion Date until in the case of the First Escrow Shares the First Escrow Termination Date and in the case of the Second Escrow Shares, the Second Escrow Termination Date.

        (i) FIRST ESCROW PERIOD. Upon the expiration of the First Escrow Period, the First Escrow Fund shall terminate automatically and without further notice or action on the part of any party and all First Escrow Shares, New Shares, cash dividends or other property attributable thereto and which have not been released from the First Escrow Fund pursuant to this Agreement shall be delivered to the Warrantors in accordance with this Agreement; provided, however, that a number of First Escrow Shares, which, in the reasonable judgment of Purchaser is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of the First Escrow Period with respect to facts and circumstances existing on or prior to the First Escrow Termination Date shall remain in the First Escrow Fund (and the First Escrow Fund shall remain in existence) until such claims have been resolved; provided further, that Purchaser agrees to notify the Escrow Agent in writing of the expiration of the First Escrow Period.

        (ii) SECOND ESCROW PERIOD. Upon the expiration of the Second Escrow Period the Second Escrow Fund shall terminate automatically and without further notice or action on the part of any party and all Second Escrow Shares, New Shares, cash dividends or other property attributable thereto and which have not been released from the Second Escrow Fund pursuant to this Agreement shall be delivered to the Warrantors in accordance with this Agreement; provided, however, that a number of Second Escrow Shares, which, in the reasonable judgment of Purchaser is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent after the First Escrow Termination Date but prior to the expiration of the Second Escrow Period with respect to facts and circumstances existing on or prior to the Second Escrow Termination Date shall remain in the Second Escrow Fund (and the Second Escrow Fund shall remain in existence) until such claims have been resolved; provided further, that Purchaser agrees to notify the Escrow Agent in writing of the expiration of the Second Escrow Period.

        7. WARRANTORS' REPRESENTATIVE.

                (a) The Warrantors' Representative may be changed by the Warrantors from time to time in accordance with the terms of the Purchase Agreement. No bond shall be required of the Warrantors' Representative, and the Warrantors' Representative shall not receive compensation for his or her services. Notices or communications to or from the Warrantors' Representative shall constitute notice to or from each of the Warrantors. The Warrantors' Representative shall be entitled to submit a claim and receive reimbursement from the Escrow Fund for all reasonable, documented out-of-pocket expenses incurred by the Warrantors' Representative as a result of acting as the Warrantors' Representative in a claim proceeding;

provided, however, that such right to reimbursement shall be subordinate to Purchaser's claims on the Escrow Fund, if any, and shall be paid only after all such claims have been satisfied. For the avoidance of doubt, expenses incurred prior to the First Escrow Termination Date shall be paid out of the amounts distributable to the Warrantors from the First Escrow Fund. For the avoidance of doubt, expenses incurred prior to the Second Escrow Termination Date shall be paid out of the amounts distributable to the Warrantors from the Second Escrow Fund. In the event of the Purchaser's claim being successful, any such reimbursement shall be paid in Escrow Shares out of the Escrow Fund otherwise shall be payable by the Purchaser. For purposes of such reimbursement of the Warrantors' Representative, Escrow Shares shall be valued at the average of the closing prices of Purchaser's Common Stock on the Nasdaq National Market over the thirty-day period ending three (3) days prior to the payment date.

                (b) The Warrantors' Representative shall not be liable for any act done or omitted hereunder as the Warrantors' Representative while acting in good faith and in the exercise of reasonable judgment.

                (c) A decision, act, consent or instruction of the Warrantors' Representative shall constitute a decision of all Warrantors and shall be final, binding and conclusive upon each of such Warrantors, and the Escrow Agent and the Purchaser may rely upon any such decision, act, consent or instruction of the Warrantors' Representative as being the decision, act, consent or instruction of each and every such Warrantor. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Warrantors' Representative.

        8. ESCROW AGENT'S DUTIES.

                (a) Purchaser and the Warrantors' Representative acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Purchaser and the Warrantors' Representative; (ii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve expense or liability unless it shall have been furnished with indemnity reasonably acceptable to it; and (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof.

                (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or written decision of the arbitrator pursuant to Section 4(d), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or written decision of the arbitrator. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or written decision of the arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                (e) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Subject to
Section 8(g) below, Purchaser and the Warrantors (collectively, the "Indemnifying Parties") covenant and agree to jointly and severally indemnify the Escrow Agent and hold it harmless from and against any fee, loss, liability or expense (including reasonable attorney's fees and expenses) (a "Loss") incurred by the Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct; provided, however, that indemnification for the Escrow Agent's standard fees and expenses set forth on the fee schedule attached hereto as Exhibit A shall be borne exclusively by Purchaser, and provided further that the indemnity agreement contained in this Section 8(e) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Purchaser and the Warrantors' Representative.

                (f) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from payments made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. Subject to Section 8(g) below, the Indemnifying Parties agree to jointly and severally indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalty or other expense shall arise out of or be caused by the actions of, or a failure to act by, the Escrow Agent. No distributions will be made to the Warrantors unless the Escrow Agent is supplied with an original, signed Form W-9 or its equivalent prior to distribution.

                (g) Notwithstanding the joint and several nature of the obligations of the Indemnifying Parties under Section 8(e) and 8(f), the Warrantors' total collective share of the liability for indemnification of the Escrow Agent under Sections 8(e) and 8(f) hereof (the "Indemnification Liability") shall in no event exceed the value of the Escrow Fund then available to pay such liability. Accordingly the total liability of each Warrantor shall in no event exceed the value of the Escrow Fund (to the extent remaining and available) attributable to each

Warrantor. Any and all amounts to be paid by the Warrantors for their share of the Indemnification Liability shall be payable only out of the Escrow Fund. Subject to the foregoing, each of the Indemnifying Parties shall contribute to the Indemnification Liability in such proportion as is appropriate to reflect the relative fault of each individual Indemnifying Party, including up to all such Indemnification Liability in the case of any tax liability arising from failure to provide correct information with respect to any taxes pursuant to
Section 8(f) above. In all cases where there is no such basis for allocating contribution for such Indemnification Liability or except as otherwise provided in Section 8(e), one half of the total Indemnification Liability shall be paid out of the Escrow Fund and allocated pro rata among each of the Warrantors according to their respective percentage ownership of the Escrow Fund, and one half of the total Indemnification Liability shall be paid by Purchaser.

                (h) The Escrow Agent may resign at any time upon giving at least 30 days' written notice to Purchaser and the Warrantors' Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows:
Purchaser and the Warrantors' Representative shall use their best efforts to mutually agree upon a successor agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Warrantors' Representative with the consent of Purchaser, which shall not be unreasonably withheld, shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. If no successor escrow agent is named, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement. The provisions of paragraphs 8(e) and 8(f) shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

        9. FEES, EXPENSES AND TAXES. Purchaser agrees to pay or reimburse the Escrow Agent for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A. The Escrow Agent shall be entitled to reimbursement upon 30 days' written notice for all expenses incurred in connection with Sections 8(e) and 8(f) above, and payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. Taxes incurred with respect to payments made hereunder shall be borne by the party to whom such payment is made.

        10. MISCELLANEOUS.

                (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 10(a) shall be binding upon the parties and their respective successors and assigns.

                (b) SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                (c) GOVERNING LAW; JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

                (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                (e) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                (f) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

        If to the Purchaser:

                      David L. Greenwood
                      Geron Corporation
                      230 Constitution Drive
                      Menlo Park, CA 94025
                      Facsimile No.:  (650) 473-7701

                      with a copy to:

                      Joshua L. Green
                      Venture Law Group,
                      A Professional Corporation
                      2800 Sand Hill Road
                      Menlo Park, CA  94025
                      Facsimile No.:  (650) 233-8386

                      If to Company:
                      Roslin Biotechnology Centre
                      Roslin
                      Midlothian

                      with a copy to:
                      Kenneth McCracher
                      Wright Johnston MacKenzie


                      If to Warrantors' Representative:

                      (i)    Ian Kent
                             9 Latham Road
                             Cambridge;  and

                      (ii)   Grahame Bulfield
                             9 Dewarton
                             Gorebridge
                             Midlothian EH23  4NX

                      If to Escrow Agent:

                      U.S. Bank Trust National Association
                      1 California Street
                      San Francisco, CA  94111
                      Attention:  Ann Gadsby

                (g) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

                (h) ENTIRE AGREEMENT. Except as set forth in the Purchase Agreement, this Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

                (i) ADVICE OF LEGAL COUNSEL. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

                (j) LIMITATIONS. Notwithstanding any provisions of this Agreement, the provisions of the Purchase Agreement and, in particular, the provision of clause 5 of the Purchase Agreement shall apply mutatis mutandis as if its terms were set out in this Agreement so as to qualify, limit or restrict any claim which the Purchaser may have against the Warrantor under or pursuant to the terms of the Purchase Agreement.

        The parties have executed this Agreement as of the date first above written.



                                            PURCHASER:


                                            GERON CORPORATION
                                            By:_________________________________
                                            Name:_______________________________
                                                          (print)
                                            Title:______________________________


                                            ESCROW AGENT:

                                            U.S. BANK TRUST NATIONAL ASSOCIATION

                                            By:_________________________________
                                            Name:_______________________________
                                                          (print)
                                            Title:______________________________


                                            WARRANTORS' REPRESENTATIVE


                                            ____________________________________
                                            IAN KENT


                                            ____________________________________
                                            GRAHAME BULFIELD

                                            ____________________________________

                                    EXHIBIT A


                                  FEE SCHEDULE